Exhibit 99.1

Press Release
2200 West Parkway Boulevard Salt Lake City, Utah 84119-2331 www.franklincovey.com

FRANKLIN COVEY REPORTS STRONG FISCAL 2018 FOURTH QUARTER AND FULL FISCAL YEAR FINANCIAL RESULTS

Enterprise Division Leads Outstanding Year with 17% Growth in Sales; 72% Growth in All Access Pass and Related Sales; 643 Basis Point Increase in Gross Margin; and a 96% Increase in Adjusted EBITDA

Consolidated Fiscal 2018 Sales Increase 13%, or $24.5 Million, to $209.8 Million; Gross Profit Increases 21%, or $25.6 Million, to $148.3 Million; and Adjusted EBITDA Increases 54% to $11.9 Million

Fourth Quarter All Access Pass and Related Revenue Increases 59% Compared with the Fourth Quarter of Fiscal 2017, Billed and Unbilled Deferred Revenue Grows 36% to $72.9 Million

Strong Fourth Quarter: Sales Increase 9% to $64.8 Million; Gross Profit Increases 14% to $47.8 Million; Gross Margin Improves to 73.7% Compared with 70.5% in the Fourth Quarter of Fiscal 2017

Company Announces Fiscal 2019 Guidance

Salt Lake City, Utah – Franklin Covey Co. (NYSE: FC), a global performance improvement company that creates and distributes world-class content, training, processes, and tools that organizations and individuals use to transform their results, today announced financial results for its fourth quarter and full fiscal year ended August 31, 2018.

Introduction

The Company's transition to a subscription-based model in the Enterprise Division (comprised of the Direct Office and International Licensee segments) continued to strengthen in the fourth quarter and full fiscal 2018 year.  With the fiscal 2016 launch of the All Access Pass (AAP), the Company began a major transition in its business model.  Previously, Franklin Covey sold content and solutions one course, or one solution at a time, and often to only one team at a time.  However, three years ago the Company determined that it could better serve its clients, and substantially expand the breadth and depth of its client impact by providing its world-class content and offerings through subscription-based services, featuring the All Access Pass in the Enterprise Division and The Leader in Me online service in the Education Division.  These new offerings are changing the way in which clients engage with the Company; the extent of both the impact and reach they can have within their organizations; and the flexibility and agility with which they can develop leaders and teams to improve their organization's results.

Bob Whitman, Chairman and Chief Executive Officer, commented, "We were very pleased with our strong finish to fiscal 2018, which met our key expectations and produced increased sales, significantly improved gross margins, and improved operating results, despite significant investments in personnel, systems, and content."

Whitman continued, "Three years ago we set out on a journey to transform Franklin Covey.  We changed our accounting, disrupted our prior attractive business model, and invested millions of dollars in new content, new personnel, new portals, and a new ERP system to handle our expected growth.  As part of our journey, we had four key expectations for our fiscal 2018 performance in the Enterprise Division, which makes up nearly 80% of our total revenues.  We knew that meeting these expectations would mark the crossing of the bridge on the transformation of our Enterprise Division's business model, and position us for strong growth in both revenue and profitability.  These expectations were that: 1) All Access Pass sales would continue to grow rapidly, with substantial increases in paying subscribers, and high revenue retention; 2) as a result, Enterprise Division sales would grow by double-digits; 3) our gross margin would significantly increase, reflecting the compelling economics of the All Access Pass; and 4) we would achieve high flow through of incremental revenue, driving growth in Adjusted EBITDA.  We are very pleased that the Enterprise Division achieved all four of these important expectations during fiscal 2018:  1) All Access Pass and pass-related sales grew $25.3 million, or 72%, our number of paid All Access Pass subscribers grew 37% to 435,000, and our annual retention of All Access Pass revenue exceeded 90% for the twelfth straight quarter; 2) net sales increased by $23.2 million, or 17%; 3) gross margin increased by 643 basis points, and gross profit increased 28%; and 4) 44% of increased revenue flowed through to increased Adjusted EBITDA, resulting in the Enterprise Division's Adjusted EBITDA increasing by $10.2 million, or 96%.  The Enterprise Division's extremely strong performance drove improved overall Company results in fiscal 2018.  We are now positioned to generate significant growth in Adjusted EBITDA and cash flow in fiscal 2019 and beyond."

Financial Overview

Full Year Fiscal 2018 Results

The following is a summary of key financial results for the fiscal year ended August 31, 2018:

Consolidated revenue for the fiscal year ended August 31, 2018 increased 13%, or $24.5 million, to $209.8 million compared with $185.3 million in fiscal 2017.  In addition to the recognition of deferred subscription revenues, the Company's sales were also favorably impacted by increased international direct office revenues, increased government services revenues, sales from businesses acquired during the second half of fiscal 2017, and increased Education segment sales.  During fiscal 2018, the Company's subscription and subscription-related revenue grew 36% compared with the prior year.  Consolidated gross profit for fiscal 2018 increased 21%, or $25.6 million, to $148.3 million compared with $122.7 million in fiscal 2017.  Gross margin for the fiscal year ended August 31, 2018 improved to 70.7% compared with 66.2% in the prior year.  The increase in gross profit and improved gross margin percentage was primarily due to a change in the mix of revenues that featured an increase in high-margin subscription sales.

Operating expenses for the fiscal year ended August 31, 2018 increased $20.1 million compared with fiscal 2017.  The increase was primarily due to a $20.0 million increase in selling, general, and administrative (SG&A) expenses; $1.8 million of increased amortization expense from fiscal 2017 business acquisitions; and a $1.3 million increase in depreciation expense primarily related to capital spending on a new AAP portal and ERP system.  The increase in SG&A expenses was primarily related to investments in new personnel, including additional AAP implementation specialists, higher commissions on increased sales, new personnel from businesses acquired in the third and fourth quarters of fiscal 2017, and increased computer costs primarily related to a new AAP portal and ERP system.  These increases were partially offset by a $1.5 million decrease in contract termination costs and a $1.5 million decrease in restructuring expenses in fiscal 2018.  The Company's loss from operations for fiscal 2018 improved to $(3.4) million compared with $(8.9) million in fiscal 2017.  Adjusted EBITDA for the year ended August 31, 2018 improved 54%, or $4.2 million, to $11.9 million compared with $7.7 million in the prior year.  The Company's consolidated income tax provision was unfavorably affected by a $3.0 million valuation allowance against a foreign tax credit carryforward.  Sales of the All Access Pass and other subscription services have generated, and will likely to continue to generate, substantial amounts of deferred revenue for both book and tax purposes.  This situation has produced taxable losses for the past two fiscal years and a more-likely-than-not presumption that insufficient taxable income will be available to realize the foreign tax carryforward, which expires at the end of fiscal 2021.  As a result of these factors, net loss for the fiscal year ended August 31, 2018 was $(5.9) million, or $(.43) per share, compared with a $(7.2) million net loss, or $(.52) per share, for the fiscal year ended August 31, 2017.

The Company's improved overall performance was driven by particularly strong results in the Enterprise Division, which accounts for nearly 80% of the Company's total revenues.  The Enterprise Division's net sales grew 17%, or $23.2 million.  Gross profit increased 28%, or $26.0 million, driven primarily by the significant increase in All Access Pass sales during the year.  The Enterprise Division's Adjusted EBITDA increased to $20.9 million, compared with $10.7 million in fiscal 2017, an increase of $10.2 million, or 96%, despite more than $10 million of incremental growth investments during the year.

Over the past several years, the Education Division has grown rapidly, from $8.4 million of sales in fiscal 2010 to $44.1 million in sales during fiscal 2017.  In fiscal 2018, however, the Education Division's revenues increased only 3% to $45.3 million.  The primary reason for the slowdown in Education Division revenues was the expiration of a large 6-year funding commitment from a charitable educational foundation focused on funding new Leader in Me schools.  This contract expiration reduced revenues in the Education Division by $2.8 million, and gross profit by approximately $1.6 million during fiscal 2018.  During fiscal 2018, the Education Division also made significant growth investments in additional sales support infrastructure and new content to set the foundation for future growth.  The Company expects the Education Division to resume its strong growth trajectory in fiscal 2019.

However, the strong performance in the Enterprise Division more than offset the decline in the Education Division, resulting in strong overall performance during fiscal 2018.

Fourth Quarter Fiscal 2018 Results

The following is a summary of key financial results for the quarter ended August 31, 2018.

▪
Revenue:  Consolidated revenue for the fourth quarter of fiscal 2018 increased 9% to $64.8 million, compared with $59.5 million in the fourth quarter of the prior year.  In addition to the recognition of previously deferred high-margin subscription revenues, the Company's sales were also favorably impacted by increased international direct office sales, increased government services sales, and increased revenues from businesses acquired in the third and fourth quarters of fiscal 2017.  These increases were partially offset by decreased Education Division revenues and decreased onsite revenues during the quarter.

▪
Deferred Subscription Revenue and Unbilled Deferred Revenue:  During the fourth quarter of fiscal 2018, the Company's subscription and subscription-related revenue grew 19% compared with the prior year.  At August 31, 2018, the Company had $48.5 million of deferred subscription revenue, a 33%, or $12.0 million, increase over deferred subscription revenues at August 31, 2017.  At August 31, 2018, the Company had $24.5 million of unbilled deferred revenue compared with $17.5 million of unbilled deferred revenue at the end of fiscal 2017.  Unbilled deferred revenue represents business that is contracted but unbilled, and excluded from the Company's balance sheet.

▪
Gross profit:  For the fourth quarter of fiscal 2018, gross profit was $47.8 million, a 14%, or $5.8 million, increase over the fourth quarter of the prior year.  The Company's gross margin for the quarter ended August 31, 2018 increased to 73.7% of sales compared with 70.5% in the fourth quarter of fiscal 2017.  The increase in gross profit and improved gross margin was primarily due to a change in the mix of revenues, as subscription revenues, including the All Access Pass, continue to grow as a percentage of recognized sales.

▪
Operating Expenses:  The Company's operating expenses for the quarter ended August 31, 2018 increased by $5.6 million compared with the prior year, which was primarily due to a $5.3 million increase in SG&A expenses.  The Company's increased SG&A expenses were primarily related to increased associate costs resulting from investments in sales related personnel, including new implementation specialists, and increased commissions and bonus expense resulting from higher sales; increased non-cash share-based compensation expense; and increased consulting and development costs for various projects and growth initiatives.

▪	Operating Income: The Company's income from operations for the fourth quarter of fiscal 2018 improved slightly to $7.6 million compared with $7.5 million in the fourth quarter of fiscal 2017.
▪	Adjusted EBITDA: Adjusted EBITDA for the fourth quarter of fiscal 2018 improved to $11.4 million, compared with $10.9 million in the fourth quarter of the prior year.

▪
Income Taxes:  The Company's consolidated income tax provision was unfavorably affected by a $3.0 million valuation allowance against a foreign tax credit carryforward as previously described.    Excluding the impact of this valuation allowance, the Company's effective income tax rate for the quarter was approximately 32% compared with approximately 33% in the fourth quarter of fiscal 2017.

▪
Net Income:  The Company reported net income of $1.8 million, or $.13 per diluted share, for the quarter ended August 31, 2018, compared with $4.7 million, or $.33 per diluted share, in the fourth quarter of fiscal 2017, reflecting the above-noted factors.

▪
Cash and Liquidity Remain Strong:  The Company's balance sheet and liquidity position remained healthy through the end of fiscal 2018.  The Company had $10.2 million of cash at August 31, 2018, compared with $8.9 million at August 31, 2017.  At August 31, 2018, the Company had $18.7 million of available borrowing capacity on its revolving line of credit facility.

Strong consolidated fourth quarter performance was driven by particularly strong results in the Enterprise Division.  During the fourth quarter, the Enterprise Division's net sales grew 16% or $6.3 million.  Gross profit increased by 24%, or $6.8 million, driven primarily by increased sales of the high-margin All Access Pass during the quarter.  The Enterprise Division's Adjusted EBITDA increased 62%, or $3.5 million, to $9.1 million compared with $5.6 million in the fourth quarter of fiscal 2017.

Due primarily to the expiration of a large charitable funding contract as previously explained, Education Division revenues were $17.9 million in the fourth quarter of fiscal 2018, compared with $18.9 million in fiscal 2017.  Gross profit for the fourth quarter of 2018 was $12.6 million, compared with $13.3 million in the fourth quarter of fiscal 2017.  Education Adjusted EBITDA for the fourth quarter was $5.9 million, compared with $7.2 million in the fourth quarter of fiscal 2017, reflecting ongoing growth investments and the factors described above.  The Company expects the Education Division to resume its strong growth trajectory in fiscal 2019.

The strong performance of the Enterprise Division during the fourth quarter more than offset the declines in the Education Division, resulting in strong overall performance during the fourth quarter of fiscal 2018.

Fiscal 2019 Guidance

Based on expected increases in its subscription services business, the Company currently anticipates reported sales to increase between 7% and 9% for fiscal 2019.  The Company expects deferred revenue to increase by approximately $12 million, year-over-year, and unbilled deferred revenue to grow as the Company continues to focus on multi-year agreements.  The Company also expects to continue to make investments and incur further costs to support business growth during fiscal 2019, including additional implementation specialists, content development, amortization of developed or purchased content, and additional support staff.  However, the amount of additional investment is expected to be significantly less than in fiscal 2018.  Considering these factors, the Company anticipates Adjusted EBITDA for fiscal 2019 to be in the range of $18 million to $22 million.  The preceding guidance does not reflect the impact of the new revenue recognition accounting standard (ASC 606) and is based on information currently available to the Company.

Earnings Conference Call

On Thursday, November 8, 2018, at 5:00 p.m. Eastern time (3:00 p.m. Mountain time) Franklin Covey will host a conference call to review the financial results for its fourth quarter and full fiscal year ended August 31, 2018.  Interested persons may participate by dialing 888-771-4371 (International participants may dial 847-585-4405), access code: 47772252.  Alternatively, a webcast will be accessible at the following Web site: http://edge.media-server.com/m6/p/523fzeam.  A replay will be available from November 8 (7:30 p.m. ET) through November 15, 2018 by dialing 888-843-7419 (International participants may dial 630-652-3042), access code: 47772252#.  The webcast will remain accessible through November 15, 2018 on the Investor Relations area of the Company's Web site at: http://investor.franklincovey.com/phoenix.zhtml?c=102601&p=irol-IRHome.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including those statements related to the Company's future results and profitability; expected Adjusted EBITDA and growth in deferred revenues in fiscal 2019; expected growth and profitability of the subscription-based business model; expected growth and profitability of the Education Division; and other goals relating to the growth of the Company.  Forward-looking statements are based upon management's current expectations and are subject to various risks and uncertainties including, but not limited to: general economic conditions; renewals of subscription contracts; the impact of new sales personnel; the impact of deferred revenues on future financial results; market acceptance of new products or services, including new AAP portal upgrades; the ability to achieve sustainable growth in future periods; and other factors identified and discussed in the Company's most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.  Many of these conditions are beyond the Company's control or influence, any one of which may cause future results to differ materially from the Company's current expectations, and there can be no assurance that the Company's actual future performance will meet management's expectations.  These forward-looking statements are based on management's current expectations and the Company undertakes no obligation to update or revise these forward-looking statements to reflect events or circumstances subsequent to this press release.

Non-GAAP Financial Information

Refer to the attached table for the reconciliation of a non-GAAP financial measure, "Adjusted EBITDA," to consolidated net income (loss), the most comparable GAAP financial measure.  The Company defines Adjusted EBITDA as net income or loss excluding the impact of interest expense, income taxes, amortization, depreciation, stock-based compensation expense, and certain other items such as adjustments to the fair value of expected contingent consideration liabilities arising from business acquisitions.  The Company references this non-GAAP financial measure in its decision making because it provides supplemental information that facilitates consistent internal comparisons to the historical operating performance of prior periods and the Company believes it provides investors with greater transparency to evaluate operational activities and financial results.  The Company is unable to provide a reconciliation of the above forward-looking estimate of non-GAAP Adjusted EBITDA to GAAP measures because certain information needed to make a reasonable forward-looking estimate is difficult to estimate and dependent on future events which may be uncertain or out of the Company's control, including the amount of AAP contracts invoiced, the number of AAP contracts that are renewed, necessary costs to deliver the Company's offerings such as unanticipated curriculum development costs, and other potential variables.  Accordingly, a reconciliation is not available without unreasonable effort.

About Franklin Covey Co.

Franklin Covey Co. (NYSE:FC) (www.franklincovey.com) is a global, public company specializing in organizational performance improvement.  We help organizations and individuals achieve results that require a change in human behavior.  Our expertise is in seven areas: leadership, execution, productivity, trust, sales performance, customer loyalty and education.  Over its history, Franklin Covey clients have included 90 percent of the Fortune 100, more than 75 percent of the Fortune 500, thousands of small and mid-sized businesses, as well as numerous government entities and educational institutions. Franklin Covey has more than 100 direct and partner offices providing professional services in over 150 countries and territories.

Investor Contact:	Media Contact:
Franklin Covey Steve Young 801-817-1776 investor.relations@franklincovey.com	Franklin Covey Debra Lund 801-817-6440 Debra.Lund@franklincovey.com

FRANKLIN COVEY CO.
Condensed Consolidated Statements of Operations
(in thousands, except per-share amounts, and unaudited)

	Quarter Ended		Fiscal Year Ended
	August 31,	August 31,	August 31,	August 31,
	2018	2017	2018	2017

Net sales	$64,818	$59,523	$209,758	$185,256

Cost of sales	17,057	17,535	61,469	62,589
Gross profit	47,761	41,988	148,289	122,667

Selling, general, and administrative	37,294	31,970	141,126	121,148
Restructuring costs	-	147	-	1,482
Contract termination costs	-	-	-	1,500
Depreciation	1,615	1,136	5,161	3,879
Amortization	1,251	1,261	5,368	3,538
Income (loss) from operations	7,601	7,474	(3,366)	(8,880)

Interest expense, net	(527)	(479)	(2,154)	(2,029)
Income (loss) before income taxes	7,074	6,995	(5,520)	(10,909)

Income tax benefit (provision)	(5,295)	(2,336)	(367)	3,737
Net Income (loss)	$1,779	$4,659	$(5,887)	$(7,172)

Net income (loss) per common share:
Basic	$0.13	$0.34	$(0.43)	$(0.52)
Diluted	0.13	0.33	(0.43)	(0.52)

Weighted average common shares:
Basic	13,906	13,824	13,849	13,819
Diluted	14,114	13,983	13,849	13,819

Other data:
Adjusted EBITDA(1)	$11,356	$10,905	$11,878	$7,699

(1) The term Adjusted EBITDA (earnings before interest, income taxes, depreciation, amortization, stock-based compensation, and certain other items) is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results. For a reconciliation of this non-GAAP measure to the most comparable
GAAP equivalent, refer to the Reconciliation of Net Loss to Adjusted EBITDA as shown below.

FRANKLIN COVEY CO.
Reconciliation of Net Income (Loss) to Adjusted EBITDA
(in thousands and unaudited)

	Quarter Ended		Fiscal Year Ended
	August 31,	August 31,	August 31,	August 31,
	2018	2017	2018	2017
Reconciliation of net income (loss) to Adjusted EBITDA:
Net income (loss)	$1,779	$4,659	$(5,887)	$(7,172)
Adjustments:
Interest expense, net	527	479	2,154	2,029
Income tax expense (benefit)	5,295	2,336	367	(3,737)
Amortization	1,251	1,261	5,368	3,538
Depreciation	1,615	1,136	5,161	3,879
Stock-based compensation	665	(329)	2,846	3,658
Costs to exit Japan publishing business	-	315	-	2,107
Restructuring costs	-	147	-	1,482
Contract termination costs	-	-	-	1,500
Increase (reduction) to contingent earnout liability	224	-	1,014	(1,936)
ERP implementation costs	-	484	855	1,404
Business acquisition costs	-	417	-	442
China start-up costs	-	-	-	505

Adjusted EBITDA	$11,356	$10,905	$11,878	$7,699

Adjusted EBITDA margin	17.5%	18.3%	5.7%	4.2%

FRANKLIN COVEY CO.
Additional Financial Information
(in thousands and unaudited)

	Quarter Ended		Fiscal Year Ended
	August 31,	August 31,	August 31,	August 31,
	2018	2017	2018	2017
Sales by Division/Segment:
Enterprise Division:
Direct offices	$42,088	$35,714	$145,890	$122,309
International licensees	3,317	3,381	13,226	13,571
	45,405	39,095	159,116	135,880
Education Division	17,854	18,935	45,272	44,122
Corporate and other	1,559	1,493	5,370	5,254

Consolidated	$64,818	$59,523	$209,758	$185,256

Gross Profit by Division/Segment:
Enterprise Division:
Direct offices	$32,254	$25,276	$108,140	$81,700
International licensees	2,430	2,604	10,031	10,483
	34,684	27,880	118,171	92,183
Education Division	12,560	13,290	28,654	27,916
Corporate and other	517	818	1,464	2,568

Consolidated	$47,761	$41,988	$148,289	$122,667

Adjusted EBITDA by Division/Segment:
Enterprise Division:
Direct offices	$8,308	$3,829	$15,773	$4,242
International licensees	835	1,808	5,087	6,415
	9,143	5,637	20,860	10,657
Education Division	5,878	7,176	3,606	7,195
Corporate and other	(3,665)	(1,908)	(12,588)	(10,153)

Consolidated	$11,356	$10,905	$11,878	$7,699

FRANKLIN COVEY CO.
Condensed Consolidated Balance Sheets
(in thousands and unaudited)

	August 31,	August 31,
	2018	2017
Assets
Current assets:
Cash	$10,153	$8,924
Accounts receivable, less allowance for
doubtful accounts of $3,555 and $2,310	71,914	66,343
Inventories	3,160	3,353
Income taxes receivable	179	259
Prepaid expenses and other current assets	14,757	12,956
Total current assets	100,163	91,835

Property and equipment, net	21,401	19,730
Intangible assets, net	51,934	57,294
Goodwill	24,220	24,220
Deferred income tax assets	3,222	1,647
Other long-term assets	12,935	16,005
	$213,875	$210,731

Liabilities and Shareholders' Equity
Current liabilities:
Current portion of term notes payable	$10,313	$6,250
Current portion of financing obligation	2,092	1,868
Accounts payable	9,790	9,119
Deferred revenue	51,888	40,772
Accrued liabilities	20,761	22,617
Total current liabilities	94,844	80,626

Line of credit	11,337	4,377
Term notes payable, less current portion	2,500	12,813
Financing obligation, less current portion	18,983	21,075
Other liabilities	5,501	5,742
Deferred income tax liabilities	210	1,033
Total liabilities	133,375	125,666

Shareholders' equity:
Common stock	1,353	1,353
Additional paid-in capital	211,280	212,484
Retained earnings	63,569	69,456
Accumulated other comprehensive income	341	667
Treasury stock at cost, 13,159 and 13,414 shares	(196,043)	(198,895)
Total shareholders' equity	80,500	85,065
	$213,875	$210,731